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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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[ ]  Soliciting Material Pursuant to
     Section 240.14a-12

                              DELTEK SYSTEMS, INC.
                              --------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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                                                   Filed by Deltek Systems, Inc.
                                                       Pursuant to Rule 14a-6(b)
                                          of the Securities Exchange Act of 1934
                                           Subject Company: Deltek Systems, Inc.
                                                  Commission File No.: 000-22001


On May 13, 2002, Deltek Systems, Inc. issued the following press release:


NEWS RELEASE

For Immediate Release

DELTEK REPORTS FIRST QUARTER EARNINGS

HERNDON, VA - MAY 13, 2002 -- DELTEK SYSTEMS, INC. (NASDAQ:DLTK), the leading provider of business software and solutions for project-based businesses and professional services firms, today announced financial results for the first quarter ended March 31, 2002. Revenues for the first quarter were $22.8 million, a decrease of 10% compared with $25.1 million in revenue for the first quarter of 2001.

Net income and diluted earnings per share for the quarter were $1.4 million and $0.09, respectively, for the first quarter of 2002. Results for the quarter exclude goodwill amortization as required by new accounting rules that became effective for the Company on January 1, 2002. Net income and diluted earnings per share for the quarter ended March 31, 2001 were $904,000 and $0.06, respectively, including goodwill amortization, and $1.6 million and $0.10, respectively, excluding goodwill amortization.

During the quarter, Deltek incurred approximately $800,000 in general and administrative expenses as a direct result of the planned going private transaction. Deltek expects to incur additional transaction fees during the second quarter.

Software revenue was $6.2 million for the first quarter of 2002, compared with $5.8 million for the first quarter of 2001. Total services revenue was $16.2 million for the quarter, down 13.1% compared with $18.7 million for the first three months of 2001. Services revenue for the first quarter of 2001 included approximately $1.0 million for user conference registration fees.

For further information about the results of the quarter ended March 31, 2002 please see the Form 10-Q to be filed with the Securities and Exchange Commission on May 14 or 15, 2002. Deltek will hold a Special Meeting of Shareholders on May 31, 2002 to vote on a proposal to take the company private. Deltek has recently mailed proxy materials to shareholders regarding this proposal.

The proposed going private transaction is the subject of a lawsuit filed on or about May 6, 2002 in the Second Judicial District Court in Ramsey County, Minnesota. Additional information concerning this lawsuit will be contained in an amendment to Deltek's Rule 13E-3 Transaction Statement to be filed promptly with the SEC.

ABOUT DELTEK SYSTEMS, INC.

Deltek Systems, Inc. (NASDAQ: DLTK) is the leading provider of business software, solutions and consulting to more than 7,500 professional services firms and project-based companies worldwide. Deltek's solutions encompass client relationship management and proposal automation; employee time and expense; project and resource planning, budgeting and control; accounting and billing; procurement and materials management; human resources management; and e-Business. Integrated services include premium-level customer support and software maintenance, implementation and practice management consulting, and classroom training. For more information, visit Deltek at www.deltek.com, or call 800/456-2009 in the U.S., or +44 (0) 20 7518 5010 in the U.K.

(C)2002 DELTEK SYSTEMS, INC. ALL REFERENCED TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.


DELTEK CONTACTS:

K. ALLEN FARBER, PRESS OFFICER, 800/456-2009 x4544; Cell: 703/598-3585;
afarber@deltek.com

BABETTE J. ALLER, INVESTOR RELATIONS MANAGER, 800/456-2009, x4444; baller@deltek.com
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                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

                                                              THREE MONTHS
                                                              ENDED MAR 31,
                                                              -------------
                                                             2002         2001
                                                             ----         ----
REVENUES
  License fees                                              $ 6,167      $ 5,765
  Services                                                   16,228       18,681
  Third party equipment and software                            388          690
                                                            -------      -------
Total revenues                                               22,783       25,136

OPERATING EXPENSES
 Cost of software                                               957        1,044
 Cost of services                                             7,079       10,004
 Cost of third-party equipment and software                     325          618
 Software development                                         5,124        4,911
 Sales and marketing                                          3,381        3,789
 General and administrative                                   3,503        2,049
 Amortization of goodwill and intangibles                       136          978
                                                            -------      -------
Total operating expenses                                     20,505       23,393

Income from operations                                        2,278        1,743
Interest and other income                                       278          122
                                                            -------      -------
Income before income taxes                                    2,556        1,865
Provision for income taxes                                    1,138          961
Net income                                                  $ 1,418      $   904

PER SHARE
 Basic                                                      $  0.09      $  0.06
 Diluted                                                    $  0.09      $  0.06
SHARES USED TO COMPUTE PER SHARE AMOUNTS
 Basic                                                       15,313       15,178
 Diluted                                                     15,403       15,228
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                 CONSOLIDATED STATEMENTS OF INCOME, AS ADJUSTED
                     (In thousands, except per share data)



                                                            THREE MONTHS
                                                            ENDED MAR 31,
                                                            -------------
                                                                 2001
                                                                -------
Earnings before income taxes                                    $ 1,865
 Amortization of goodwill                                           835
                                                                -------
Earnings before income taxes excluding amortization             $ 2,700
 Provision for income taxes                                       1,147
                                                                -------
Net income, as adjusted                                         $ 1,553

Diluted net income per share, as adjusted                       $  0.10

Diluted shares used to compute per share amounts                 15,228



                          SELECTED BALANCE SHEET DATA
                                 (In thousands)


                                                       03/31/02      12/31/01
                                                       --------      --------

ASSETS

Cash and marketable securities                          $30,502      $30,383
Accounts receivable, net                                 15,010       12,263
Other current assets                                      5,747        5,710
                                                        -------      -------
  Total current assets                                   51,259       48,356
                                                        =======      =======

Property and equipment, net                               7,488        6,247
Capitalized research & development, net                   6,021        6,199
Goodwill and purchased intangibles, net                  11,329       11,465
Other assets                                                257          267
                                                        -------      -------
  Total assets                                          $76,354      $72,534
                                                        =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                   $ 8,214      $ 8,065
Deferred revenue                                         14,238       13,420
Other current liabilities                                 2,111        1,739
                                                        -------      -------
  Total current liabilities                              24,563       23,224
                                                        =======      =======

Long term liabilities                                     1,682          932
                                                        -------      -------
Total shareholders' equity                               50,109       48,378
                                                        -------      -------
  Total liabilities and shareholders' equity            $76,354      $72,534
                                                        =======      =======